                                                                 EXHIBIT (12)(b)

                                   PACIFICORP
                       STATEMENTS OF COMPUTATION OF RATIO
      OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                                   1994       1995       1996       1997       1998
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                               (IN MILLIONS OF DOLLARS)
Fixed Charges, as defined:*
  Interest expense.............................................  $   302.0  $   336.4  $   415.0  $   438.1  $   371.7
  Estimated interest portion of rentals charged to expense.....        5.6        4.5        4.1        6.6        5.7
  Preferred dividends of wholly owned subsidiary...............         --         --       15.3       32.9       42.9
                                                                 ---------  ---------  ---------  ---------  ---------
      Total fixed charges......................................  $   307.6  $   340.9  $   434.4  $   477.6  $   420.3
  Preferred Stock Dividends, as defined:*......................       60.8       57.2       46.2       33.8       29.5
                                                                 ---------  ---------  ---------  ---------  ---------
      Total fixed charges and preferred dividends..............  $   368.4  $   398.1  $   480.6  $   511.4  $   449.8
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                 ---------  ---------  ---------  ---------  ---------
Earnings, as defined:*
  Income from continuing operations............................  $   397.5  $   402.4  $   430.3  $   232.8  $   169.7
  Add (deduct):
    Provision for income taxes.................................      209.0      192.1      236.5      111.8       59.1
    Minority interest..........................................        1.3        1.4        1.8        1.9       (0.7)
    Undistributed income of less than 50% owned affiliates.....      (14.7)     (15.0)     (18.2)     (11.1)      10.3
    Fixed charges as above.....................................      307.6      340.9      434.4      477.6      420.3
                                                                 ---------  ---------  ---------  ---------  ---------
      Total earnings...........................................  $   900.7  $   921.8  $ 1,084.8  $   813.0  $   658.7
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                 ---------  ---------  ---------  ---------  ---------
Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock Dividends........................       2.4x       2.3x       2.3x       1.6x       1.5x
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                 ---------  ---------  ---------  ---------  ---------

------------------------

* "Fixed charges" represent consolidated interest charges, an estimated amount representing the interest factor in rents and preferred dividend requirements of majority-owned subsidiaries. "Preferred Stock Dividends" represent preferred dividend requirements multiplied by the ratio which pre-tax income from continuing operations bears to income from continuing operations. "Earnings" represent the aggregate of (a) income from continuing operations, (b) taxes based on income from continuing operations, (c) minority interest in the income of majority-owned subsidiaries that have fixed charges, (d) fixed charges and (e) undistributed income of less than 50% owned affiliates without loan guarantees.

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